EXHIBIT 99.1

KORU MEDICAL SYSTEMS, INC. ANNOUNCES APPOINTMENT OF EDWARD WHOLIHAN TO ITS BOARD OF DIRECTORS

MAHWAH, NJ – October 4, 2023 – KORU Medical Systems, Inc. (NASDAQ: KRMD) (“KORU Medical” or the “Company”), a leading medical technology company focused on the development, manufacturing, and commercialization of innovative and easy-to-use specialty subcutaneous infusion solutions that improve quality of life for patients, today announced that Edward Wholihan was appointed to the Company’s Board of Directors September 28, 2023 to fill the vacancy that followed the Company’s 2023 Annual Meeting of Shareholders.

“I am extremely proud to welcome a highly accomplished executive such as Ed to our Board of Directors. He will be a valuable addition and we will benefit from his breadth of experience and success creating shareholder value in high-growth life science and healthcare businesses,” said Linda Tharby, KORU Medical’s President and CEO. “As we continue to build our leadership position in the subcutaneous infusion market with our FREEDOM Infusion System, Ed’s insights will meaningfully contribute to our future growth and success.”

Edward Wholihan joins KORU Medical’s Board of Directors with over 25 years of experience as Chief Financial Officer driving growth and shareholder value for public, private equity-sponsored, and venture capital-funded life sciences and healthcare businesses. Most recently, he has leveraged his strategic management, financial, and operational expertise consulting for various companies. Prior, he served as the Chief Financial Officer for Rarebreed Veterinary Partners, Inc, a community of veterinary hospitals; CFO of Allena Pharmaceuticals, Inc., a development stage biopharmaceutical company; and CFO of Medical Specialties Distributors, a leading solution provider to the specialty pharmacy, home infusion, and oncology practice markets that was acquired by McKesson Corp (NYSE:MCK) in 2018. Ed also held two other CFO roles within the life science sector earlier in his career and, prior to that, spent seven years as a management strategy consultant for McKinsey & Company. He earned his MBA from Stanford University’s Graduate School of Business and a BA in economics from Yale University.

“I am impressed with KORU Medical’s tremendous progress, innovation, and commitment toward growth, and I am excited to take part in helping the Company achieve its goal to improve the quality of life for patients around the world,” said Mr. Wholihan. “I look forward to supporting Linda and the KORU Medical team as they continue to drive the Company’s growth strategy and the provision of subcutaneous infusion therapies and their benefits to patients.”

About KORU Medical Systems

KORU Medical Systems develops, manufactures, and commercializes innovative and easy-to-use subcutaneous drug delivery systems that improve quality of life for patients around the world. The FREEDOM™ Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, Precision Flow Rate Tubing™ and HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information, please visit www.korumedical.com.

Investor Contact:

Greg Chodaczek

347-620-7010

investor@korumedical.com